As filed with the Securities and Exchange Commission on April 27, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CUMULUS MEDIA INC.
(Exact name of registrant as specified in its charter)

Delaware	82-5134717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

780 Johnson Ferry Road NE, Suite 500 Atlanta, Georgia 30342
(Address, including zip code, of registrant’s principal executive offices)

Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan
(Full title of the plan)

Richard S. Denning Executive Vice President, General Counsel and Secretary Cumulus Media Inc. 780 Johnson Ferry Road NE, Suite 500 Atlanta, Georgia 30342 (404) 949-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☑

Non-accelerated Filer	☐	Smaller Reporting Company	☑
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Cumulus Media Inc. (the “Registrant”) filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) on August 10, 2020 (File No. 333-243552) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”) shares of the Registrant’s Class A common stock, par value $0.0000001 per share (the “Common Stock”), issuable pursuant to the Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan (the “2020 Plan”), which first became effective upon the approval by the Registrant’s stockholders on April 30, 2020.
On April 26, 2023, the stockholders of the Registrant approved an amendment and restatement to the 2020 Plan, effective April 26, 2023. The Registrant is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 700,000 shares of Common Stock that may be issued pursuant to the 2020 Plan, as amended. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:
a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 23, 2023;
b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC April 27, 2023;
c)    The Registrant’s Current Reports on Form 8-K filed with the SEC on March 7, 2023 and April 26, 2023;
d)    The description of the Registrant’s Class A common stock, par value $0.0000001 per share, contained in the Registrant’s Registration Statement on Form 8-A12B filed with the SEC on June 6, 2018, including any subsequently filed amendments and reports updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.
Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. The Company’s amended and restated certificate of incorporation provides for the indemnification of the Company’s directors and officers to the fullest extent permitted under the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
    • transaction from which the director derives an improper personal benefit;
    • act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
    • unlawful payment of dividends, unlawful stock purchase or redemption of shares; or
    • breach of a director’s duty of loyalty to the corporation or its stockholders.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company’s amended and restated certificate of incorporation provides that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company, provided such director must repay amounts in excess of the indemnification such director is entitled to.
The Company has also entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Cumulus Media Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 4, 2018).
4.2	Second Amended and Restated Bylaws of Cumulus Media Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2021).
4.3	Form of Class A common stock certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on June 5, 2018)
4.4	Description of Registrant’s Securities (incorporated by reference from Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 23, 2023).
5.1	Opinion of Jones Day.
23.1	Consent of Jones Day (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney.
99.1
Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on April 27, 2023).

107	Calculation of Filing Fee Tables.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 27th day of April 2023.

Cumulus Media Inc.
(Registrant)

By:	/s/ Francisco J. Lopez-Balboa
Name: Francisco J. Lopez-Balboa
Title: Executive Vice President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	President, Chief Executive Officer and	April 27, 2023
(Mary G. Berner)	Director (Principal Executive Officer)
*	Executive Vice President and Chief	April 27, 2023
(Francisco J. Lopez-Balboa)	Financial Officer (Principal Financial and Accounting Officer)
*	Director	April 27, 2023
(Andrew W. Hobson)
*	Director	April 27, 2023
(Matthew C. Blank)
*	Director	April 27, 2023
(Thomas H. Castro)
*	Director	April 27, 2023
(Deborah A. Farrington)
*	Director	April 27, 2023
(Joan Hogan Gillman)
*	Director	April 27, 2023
(Brian G. Kushner)

* Francisco J. Lopez-Balboa, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors of the Registrant pursuant to a power of attorney filed with the Securities and Exchange Commission.

April 27, 2023	By:	/s/ Francisco J. Lopez-Balboa
Francisco J. Lopez-Balboa, Attorney-in-Fact